EXHIBIT 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of February 10, 2009, between Live Nation, Inc., a Delaware corporation (“Live Nation”) and Liberty USA Holdings, LLC, a Delaware limited liability company (“Stockholder”).

WHEREAS, Live Nation, Ticketmaster Entertainment, Inc., a Delaware corporation (the “Company”) and, from and after its accession to the Merger Agreement in accordance therewith, a wholly owned subsidiary of Live Nation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended pursuant to a Permitted Amendment, the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”);

WHEREAS, as a condition of Live Nation’s willingness to enter into the Merger Agreement, Live Nation has required Stockholder to enter into this Agreement;

WHEREAS, Stockholder and the Company are parties to the Spinco Assignment and Assumption Agreement (Ticketmaster), dated as of August 20, 2008 (the “Spinco Assumption Agreement”), with IAC/InterActiveCorp, a Delaware corporation (“IAC”) and Liberty Media Corporation, a Delaware corporation (“Liberty”), pursuant to which, among other things, IAC transferred and assigned to the Company, and the Company accepted and assumed, certain rights, benefits, liabilities and obligations applicable to the Company under the Spinco Agreement, dated May 13, 2008 (the “Spinco Agreement” and, as and to the extent assigned to and assumed by Ticketmaster pursuant to the Spinco Assumption Agreement, the “Ticketmaster Spinco Agreement”), by and among IAC, Barry Diller, Liberty and the other parties named therein; and

WHEREAS, Live Nation, the Company, Stockholder and Liberty are simultaneously with the execution of this Agreement entering into a Stockholder Agreement regarding the governance arrangements and other matters following the consummation of the Merger (the “Stockholder Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1.

“Acquisition Proposal” has the meaning set forth in the Merger Agreement.

“Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company, which are beneficially owned by Stockholder or any of its Affiliates and over which it has the power to vote and which are acquired after the date hereof and prior to the record date for any meeting of stockholders of the Company or solicitation of written consents of the stockholders of the Company with respect to the Merger Agreement or the transactions contemplated thereby.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder or any of Stockholder’s Affiliates.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Covered Live Nation Shares” means all shares of Live Nation Common Stock and any other equity securities of Live Nation, (x) which are beneficially owned by Stockholder or any of its Affiliates and (y) over which Stockholder or its Affiliates has the power to vote, on the record date for any meeting of stockholders of Live Nation or solicitation of written consents for the stockholders of Live Nation with respect to the Live Nation Stockholder Approval (as defined in the Merger Agreement).

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Governmental Entity” has the meaning set forth in the Merger Agreement.

“Live Nation Common Stock” means the common stock, par value $0.01 per share, of Live Nation.

“Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company, which are issued and outstanding and beneficially owned by Stockholder or any of its Affiliates and over which Stockholder has the power to vote as of the date hereof.

“Permitted Amendment” means any amendment modification, alteration or change to, or any waiver or consent under, the Agreement and Plan of Merger in effect on the date hereof that does not (or the effect of such action does not) (a) change the Exchange Ratio (as defined in the Merger Agreement) or the form of consideration payable in the Merger in a manner adverse to the holders of Company Common Stock, (b) change the federal income tax treatment of the Merger in a manner adverse to exchanging holders of Company Common Stock, the Company or Live Nation, (c) impose supermajority voting requirements on actions taken following the Effective Time by the Board of Directors of Live Nation, or (d) change, amend, modify or alter the Live Nation Certificate (as defined in the Merger Agreement).

“Person” has the meaning set forth in the Merger Agreement.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other similar disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, and each option, agreement, arrangement or understanding to effect any of the foregoing.

2. Voting Agreement.

(a) Until termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, Stockholder shall (i) appear at each such meeting if any is held, in person or by proxy or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares (A) in favor of adopting the Merger Agreement, including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions reasonably related thereto submitted to a stockholder vote pursuant to the Merger Agreement and this Agreement (including, without limitation, any Company shareholder approval of employee compensation plans or arrangements or in connection with acquisitions of minority interests of Company subsidiaries), (B) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, (C) against any Ticketmaster Acquisition Proposal or any proposal relating to a Ticketmaster Acquisition Proposal, and (D) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company. Except as contemplated in Section 8, Stockholder shall not commit or agree to take any action inconsistent with the foregoing. For avoidance of doubt, Stockholder shall retain at all times the right to vote such Stockholder’s Covered Shares in such Stockholder’s sole discretion and without any other limitations on those matters other than those set forth in this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) Until termination of this Agreement in accordance with its terms, at any meeting of the stockholders of Live Nation, however called, or at any postponement or adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Live Nation is sought, Stockholder shall (i) appear at each such meeting if any is held, in person or by proxy or otherwise cause all Coverned Live Nation Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Live Nation Shares (A) in favor of approval of the issuance of shares of Live Nation Common Stock in the Merger (the “Share Issuance”), (B) in favor of any adjournment or postponement recommended by Live Nation with respect to any stockholder meeting seeking approval of the Share Issuance, (C) against any Live Nation Acquisition Proposal or any proposal relating to a Live Nation Acquisition Proposal, and (D) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Live Nation. For avoidance of doubt, Stockholder shall retain at all times the right to vote such Covered Live Nation Shares in such Stockholder’s sole discretion and without any other limitations on those matters other than those set forth in this Section 2(b) that are at any time or from time to time presented for consideration to Live Nation’s stockholders generally.

3. No Disposition; Non-Solicitation.

(a) No Disposition. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Live Nation, (ii) grant any proxy, power of attorney or other authorization or consent in or with respect to any or all of the Covered Shares (other than a power of attorney solicited by, or a proxy granted to, the Company), or (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder, except, in each case, as permitted hereunder; provided, that, notwithstanding the foregoing or anything herein to the contrary, Stockholder shall be permitted to effect any Transfer or take any action otherwise prohibited by this Section 3(a) if or to the extent such Transfer or action does not constitute a material breach of the terms and provisions of the Ticketmaster Spinco Agreement (other than any transfer or disposition pursuant to Section 5(d)(i)(4)(i) of the Ticketmaster Spinco Agreement); provided, however, that if the Ticketmaster Spinco Agreement requires that a New Holder Assignment and Assumption Agreement or an Affiliate Assignment and Assumption Agreement, as applicable, be entered into in connection with any transfer or disposition of Covered Shares, then, as a condition to any such transfer or disposition, the Stockholder shall require that the transferee in such transfer or disposition agree to be bound by all of Stockholder’s obligations under this Agreement as they relate to the Ticketmaster Common Stock; provided, further, that no Hedging Transaction or Stock Lending Transaction (as those terms are defined in the Ticketmaster Spinco Agreement) shall be entered into which would prevent Liberty from voting a number of shares equal to the number of Owned Shares in accordance with Section 2 of this Agreement. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b) Non-Solicitation. Stockholder hereby agrees that Stockholder shall not, and shall cause its Affiliates, representatives and agents (including its investment bankers, attorneys and accountants) (collectively, its “Representatives”) not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any subsidiaries of the Company to, enter into any agreement with, or otherwise take any other action to assist or facilitate, any person (other than Live Nation or Merger Sub or any of their respective Representatives) relating to any Ticketmaster Acquisition Proposal. For purposes of this Section 3(b), Ticketmaster Acquisition Proposal does not include any transaction in shares of Company Common Stock permitted by the Ticketmaster Spinco Agreement. Stockholder shall immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Ticketmaster Acquisition Proposal. Stockholder shall immediately communicate to Live Nation and the Company the terms of any Ticketmaster Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Ticketmaster Acquisition Proposal or inquiry which it may receive. Stockholder shall keep Live Nation and the Company fully informed, on a current basis, of the status and terms of any such Ticketmaster Acquisition Proposal or inquiry. In furtherance of the foregoing, Stockholder agrees to comply with the restrictions set forth in Section 6 of the Ticketmaster Spinco Agreement and hereby waives any right to make a Competing Offer (as defined in the Ticketmaster Spinco Agreement) thereunder with respect to the Merger or the transactions contemplated thereby. Any violation of the foregoing restrictions by Stockholder or any of its Representatives shall be deemed to be a material breach of this Agreement by Stockholder.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares (other than pursuant to the Merger), (i) the type and number of Covered Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder or any of its Affiliates.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any applicable rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Merger Sub, Live Nation or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, other than claims or actions arising out of any breach of this Agreement or the Stockholder Agreement by the Company or Live Nation, or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the negotiation, execution and delivery of the Merger Agreement.

(c) Communications. Stockholder hereby (i) consents to and authorizes the publication and disclosure by the Company or Live Nation of Stockholder’s identity and holding of Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that the Company or Live Nation reasonably determines to be necessary in the Registration Statement on Form S-4 or Joint Proxy Statement (as defined in the Merger Agreement) or in any press release issued in connection with the Merger and (ii) agrees as promptly as practicable to notify the Company and Live Nation of any required corrections with respect to any written information supplied by it specifically for use in the Joint Proxy Statement.

(d) Additional Owned Shares. Other than in connection with any Hedging Transaction or Stock Lending Transaction, Stockholder hereby agrees, while this Agreement is in effect, to notify Live Nation promptly in writing of the number and description of any Additional Owned Shares.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Live Nation as of the date hereof as follows:

(a) Title. Stockholder is the record and beneficial owner of, and has the power to vote, except as otherwise provided in the Ticketmaster Spinco Agreement, the shares of Company Common Stock set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by Stockholder and its Affiliates on the date hereof and neither Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of the Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Disclosed Owned Shares. Stockholder has voting power, power of disposition with respect to the matters set forth in Sections 2, 3 and 4, in each case with respect to all of the Disclosed Owned Shares with no limitations, qualifications or restrictions on such rights which would prevent Stockholder’s performance of its obligations thereunder, subject to applicable securities laws, any Hedging Transaction or Stock Lending Transaction (existing or which may be engaged in accordance with the Ticketmaster Spinco Agreement), the Ticketmaster Spinco Agreement and the terms of this Agreement. Except as permitted by this Agreement or the Ticketmaster Spinco Agreement, the Disclosed Owned Shares and the certificates representing such shares, if any, are now held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a Stockholder in respect of the Disclosed Owned Shares (other than as created by this Agreement).

(b) Authority. Stockholder has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other limited liability company proceedings or actions on the part of Stockholder are necessary to authorize the execution or delivery of this Agreement, the performance of Stockholder’s obligations under this Agreement, or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Live Nation, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(d) No Conflict or Default. Subject to the Company’s consent under the Ticketmaster Spinco Agreement to Stockholder entering into this Agreement and performing its obligations hereunder, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, or (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction, in each case, except for any conflict, breach, default or violation described which would not adversely effect in any material respect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

6. Representations and Warranties of Live Nation. Live Nation hereby represents and warrants to Stockholder as of the date hereof as follows:

(a) Authority. Live Nation has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and no other corporate proceedings or actions on the part of Live Nation are necessary to authorize the execution or delivery of this Agreement, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Live Nation and, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding agreement of Live Nation, enforceable against Live Nation in accordance with its terms.

(c) No Conflict or Default. None of the execution and delivery of this Agreement by Live Nation, the consummation by Live Nation of the transactions contemplated hereby or compliance by Live Nation with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which Live Nation is a party or by which Live Nation or any of Live Nation’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Live Nation or any of Live Nation’s properties or assets, or (iii) constitute a violation by Live Nation of any law or regulation of any jurisdiction, in each case, except for any conflict, breach, default or violation described which would not adversely effect in any material respect the ability of Live Nation to perform its obligations hereunder or consummate the transactions contemplated hereby.

7. Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date of the

Ticketmaster Stockholders Meeting (as defined in the Merger Agreement), or if such meeting is adjourned or postponed, the date of the final adjournment or postponement thereof, if the Ticketmaster Stockholder Approval (as defined in the Merger Agreement) is not obtained at such meeting, adjournment or postponement, as applicable, and (iv) the date prior to the Effective Time that (x) Live Nation materially breaches this Agreement, (y) Live Nation or the Company materially breaches the Stockholder Agreement or (z) the Agreement and Plan of Merger in effect on the date hereof is amended, modified, altered or changed, or a party to the Merger Agreement waives any term, condition or provision of the Agreement and Plan of Merger in effect on the date hereof, in any case, other than any such action that constitutes a Permitted Amendment; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to such termination and (B) Sections 7 and 9 shall survive any termination of this Agreement.

8. No Limitation. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall be construed to prohibit Stockholder or any of its Affiliates, officers, directors, agents or representatives who is an officer or member of the Board of Directors of the Company from taking any action solely in his or her capacity as an officer or member of the Board of Directors of the Company or from taking any action with respect to any Acquisition Proposal as an officer or member of such Board of Directors.

9. Miscellaneous.

(a) Future Assurances. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to implement the provisions of this Agreement.

(b) Waiver and Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as otherwise provided in this Agreement, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(c) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to Live Nation, to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Phone: (310) 867-7000

Facsimile: (310) 867-7158

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Phone: (213) 485-1234

Facsimile: (213) 891-8763

Attention:	Charles M. Nathan
James P. Beaubien

(ii) if to Stockholder, at the address provided on Schedule I.

(d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with Schedule I) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the matters set forth herein and (ii) except as provided in the following sentence, is not intended to confer upon any Person other than the parties hereto any rights or remedies. The Company is a third-party beneficiary of the covenants and representations set forth in this Agreement.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE

(h) Assignment. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Specific Enforcement and Forum Selection. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in Wilmington, Delaware or, if exclusive jurisdiction of such matter is vested in the Federal courts, any Federal court located in the State of Delaware, in the event any dispute arises out of this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than those specified in clause (i) of this Section 10(i), and (iv) to the fullest extent permitted by applicable law, agrees not to assert that (x) any suit, action or proceeding brought in any court specified in clause (i) of this Section 10(i) pursuant to this Section 10(i) is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(b). Nothing in this Section 10(i), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(j) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10(j).

(k) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(l) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in the Company or Live Nation any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and none of the Company or Live Nation shall have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or Live Nation, as applicable, or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

*     *     *

IN WITNESS WHEREOF, Live Nation and Stockholder have each duly executed this Agreement as of the date first written above.

LIVE NATION, INC.

By:	/s/ Michael Rapino
Name:	Michael Rapino
Title:	President and Chief Executive Officer

LIBERTY USA HOLDINGS, LLC

By: Liberty Programming Company LLC, its sole member and manager

By: LMC Capital LLC, its sole member and manager

By:	/s/ Mark D. Carleton
Name:	Mark D. Carleton
Title:	Senior Vice President

SCHEDULE I

Stockholder Name	Address	Shares Owned
Liberty USA Holdings, LLC	12300 Liberty Blvd. Englewood CO, 80112	16,643,957